Exhibit 99.1


                                  PRESS RELEASE

FOR IMMEDIATE RELEASE:                      CONTACT:

Tremont Corporation                         Mark A. Wallace
1999 Broadway, Suite 4300                   Chief Financial Officer
Denver, Colorado  80202                     (303) 296-5615

                 TREMONT REPORTS FOURTH QUARTER AND 1999 RESULTS

         DENVER, COLORADO . . . February 11, 2000 . . . Tremont Corporation (NYSE: TRE) reported a fourth quarter net loss of $40.5 million, or $6.34 per share, compared to income of $9.7 million, or $1.49 per diluted share, for the same quarter in 1998. For the full year of 1999, Tremont reported a net loss of $28.2 million, or $4.41 per share, compared to income of $73.8 million, or $10.88 per diluted share, for 1998. Tremont's fourth quarter results include a $60.8 million pretax impairment charge for an other than temporary decline in the market value of TIMET, a 39%-owned affiliate ($38 million, or $5.95 per share, net of tax).

         The Company's equity in losses of 39%-owned TIMET was $67.4 million in the fourth quarter of 1999 compared to a loss of $.8 million in 1998. The 1999 loss includes the impairment charge. TIMET reported a net loss of $17.5 million in the fourth quarter of 1999, including special charges of $11 million pretax. These charges relate to costs associated with personnel reductions, write-downs of TIMET's investments in certain start-up joint ventures and provisions for slow-moving inventories. TIMET's sales for the fourth quarter were $106 million compared to $156 million in the 1998 quarter. TIMET's results in 1999 were worse than in 1998 primarily due to the decline in both volume and prices caused by lower demand in both aerospace and industrial markets, and production-related problems.

         The Company's equity in earnings of 20%-owned NL Industries was $2.4 million in the fourth quarter of 1999 compared to $2.8 million in the same quarter of 1998. NL reported income from continuing operations of $16.9 million in the fourth quarter of 1999 on sales of $232 million compared to $18.8 million on sales of $209 million in the fourth quarter of 1998. NL's fourth quarter titanium dioxide pigments ("TiO2") sales volume increased 21% from the year-earlier period with strong demand in all major regions. NL's fourth quarter average selling prices for TiO2 were 1% higher than the third quarter of 1999 and 3% lower than the fourth quarter of 1998.

         The Company's equity in earnings of other joint ventures principally represents earnings from its real estate development partnership.

         Tremont, headquartered in Denver, Colorado, is principally a holding company with operations in the titanium metals business, conducted through TIMET, in the TiO2 business, conducted through NL, and in real estate development, conducted through The Landwell Company.

                            o o o o o


                  TREMONT CORPORATION

            SUMMARY OF CONSOLIDATED OPERATIONS

           (In millions, except per share data)



                                     Quarter Ended     Year Ended
                                     December 31,      December 31,
                                     -------------------------------------
                                     1998     1999     1998       1999

Equity in earnings (loss) of:
 NL Industries                       $ 2.8  $  2.4     $  57.8    $  28.1
 TIMET (including provision for market (.8)  (67.4)       14.0      (72.0)
  value decline in 1999)
  Other                                 .7     (.1)        2.9         .6
                                     ------   -----    -------    -------
                                       2.7     (65.1)     74.7      (43.3)
Corporate expenses, net                (.4)       .9        .3        3.6
                                     ------   -------  -------    ----------

     Income (loss) before taxes and    3.1     (66.0)     74.4      (46.9)
         minority interest

Income tax expense (benefit)          (7.9)    (25.5)     (2.0)     (18.9)
Minority interest                       .2        -         .7         .2
                                     ------    -------    ------     --------

  Income (loss) before extraordinary
    item                              10.8     (40.5)     75.7      (28.2)

Equity in extraordinary loss of NL-
     early extinguishment of debt     (1.1)       -       (1.9)        -
                                      ------    -------   -------   ---------

     Net income (loss)                $ 9.7   $ (40.5)   $ 73.8     $ (28.2)
                                      ======  =========  ========   ==========

Income (loss) per share:
     Before extraordinary item:
       Basic                         $ 1.69   $ (6.34)   $ 11.55    $ (4.41)
       Diluted                       $  1.66      *      $ 11.18        *
     Net income (loss):
       Basic                         $  1.52  $ (6.34)   $ 11.25    $ (4.41)
       Diluted                       $  1.49      *      $ 10.88         *

Weighted average shares outstanding:
     Common shares                      6.4      6.4        6.6        6.4
     Diluted shares                     6.5      6.4        6.7        6.5


* Antidilutive